Exhibit 15.1

KPMG LLP 12 Marina View #15-01 Asia Square Tower 2 Singapore 018961	Telephone +65 6213 3388 Fax +65 6225 0984 Internet kpmg.com.sg

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kenon Holdings Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-201716) on Form S-8 of our reports dated March 26, 2024, with respect to the consolidated financial statements of Kenon Holdings Ltd., and the effectiveness of internal control over financial reporting.

KPMG LLP
Public Accountants and
Chartered Accountants

Singapore
March 26, 2024

KPMG LLP (Registration No. T08LL1267L), an accounting limited liability partnership registered in Singapore under the Limited Liability Partnership Act (Chapter 163A) and a member firm of the KPMG global organization of independent   member firms affiliated with KPMG International Limited, a private English company limited by guarantee.